ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated September 8, 2010

UBS AG Yield Optimization Notes with Contingent Protection

UBS AG $•   Notes linked to the common stock of Broadcom Corporation due on or about September 14, 2011
UBS AG $•   Notes linked to the common stock of Analog Devices, Inc. due on or about September 14, 2011
UBS AG $•   Notes linked to the common stock of U.S. Bancorp due on or about September 14, 2011
UBS AG $•   Notes linked to the common stock of Bank of America Corporation due on or about September 14, 2011
UBS AG $•   Notes linked to the common stock of JPMorgan Chase & Co. due on or about September 14, 2011
UBS AG $•   Notes linked to the common stock of Starbucks Corporation due on or about September 14, 2011
UBS AG $•   Notes linked to the common stock of IntercontinentalExchange, Inc. due on or about September 14, 2011
UBS AG $•   Notes linked to the common stock of Calpine Corporation due on or about September 14, 2011

Investment Description

UBS AG Yield Optimization Notes with Contingent Protection (the “Notes”) are senior unsecured debt obligations issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific company (the “underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the underlying stock (subject to adjustments in the case of certain corporate events described in the accompanying YONCP product supplement under “General Terms of the Notes — Antidilution Adjustments”) for each of your Notes if the closing price of the underlying stock on the final valuation date (the “final price”) is below the specified trigger price. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the securities until maturity. Any payment on the Notes, including any contingent protection feature, is subject to the creditworthiness of UBS.

Features
☐	Income: Regardless of the performance of the underlying stock, the Notes will pay coupons designed to compensate you for the possibility that you could lose some or all of your principal.
☐	Tactical Investment Opportunity: If you believe the underlying stock will trend sideways over the term of the Notes — moving neither positively by more than the coupon paid on the Notes nor negatively by more than the amount of contingent protection — the Notes may provide improved performance compared to a direct investment in the underlying stock.
☐	Contingent Protection Feature: If you hold the Notes to maturity and the price of the underlying stock does not close below the trigger price on the final valuation date, you will receive 100% of your principal, subject to the creditworthiness of UBS AG, and you will not participate in any appreciation of the underlying stock. If you hold the Notes to maturity and the price of the underlying stock closes below the trigger price on the final valuation date, you will receive one share of the underlying stock for each of your Notes, which in all likelihood will be worth less than your principal and may have no value at all.

Key Dates*

Trade Date	September 8, 2010
Settlement Date	September 13, 2010
Final Valuation Date	September 8, 2011
Maturity Date	September 14, 2011
*	The Notes are expected to price on or about September 8, 2010 and settle on or about September 13, 2010. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Note Offerings

These terms relate to eight separate Notes we are offering. Each of the eight Notes is linked to the common stock of a different company, and each of the eight Notes has a different coupon rate, initial price and trigger price. The coupon rate, initial price and trigger price for each Note will be set on the trade date. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per Annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Broadcom Corporation	9.50% to 11.50%	$•	80% of Initial Price	90267C789	US90267C7891
Common stock of Analog Devices, Inc.	7.25% to 9.25%	$•	80% of Initial Price	90267C797	US90267C7974
Common stock of U.S. Bancorp	8.50% to 10.50%	$•	80% of Initial Price	90267C805	US90267C8055
Common stock of Bank of America Corporation	7.80% to 9.80%	$•	70% of Initial Price	90267C813	US90267C8139
Common stock of JPMorgan Chase & Co.	7.60% to 9.60%	$•	75% of Initial Price	90267C821	US90267C8212
Common stock of Starbucks Corporation	7.50% to 9.50%	$•	75% of Initial Price	90267C839	US90267C8394
Common stock of IntercontinentalExchange, Inc.	7.00% to 9.00%	$•	75% of Initial Price	90267C847	US90267C8477
Common stock of Calpine Corporation	6.50% to 8.50%	$•	80% of Initial Price	90267C854	US90267C8543
*	Paid monthly in arrears in 12 equal installments. The actual coupon rate will be determined on the trade date.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the YONCP product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus. See “Key Risks” beginning on page 7 and the more detailed “Risk Factors” beginning on page PS-10 of the YONCP product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they will in all likelihood be worth less than your principal and may have no value at all.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying YONCP product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Broadcom Corporation	$•	100%	$•	2%	$•	98%
Analog Devices, Inc.	$•	100%	$•	2%	$•	98%
U.S. Bancorp	$•	100%	$•	2%	$•	98%
Bank of America Corporation	$•	100%	$•	2%	$•	98%
JPMorgan Chase & Co.	$•	100%	$•	2%	$•	98%
Starbucks Corporation	$•	100%	$•	2%	$•	98%
IntercontinentalExchange, Inc.	$•	100%	$•	2%	$•	98%
Calpine Corporation	$•	100%	$•	2%	$•	98%

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	YONCP product supplement dated January 14, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000079/v137052_690302-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to eight different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated January 14, 2009, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 13, 2009.

Common Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Principal Amount per Note	Equal to the initial price (as defined below) of the underlying stock.
Term	12 months(1)
Coupon Payment	Coupon paid in arrears in twelve equal monthly installments based on the coupon per annum, regardless of the performance of the underlying stock. The coupon per annum for Notes linked to the common stock of Broadcom Corporation is expected to be between 9.50% to 11.50%. The coupon per annum for Notes linked to the common stock of Analog Devices, Inc. is expected to be between 7.25% to 9.25%. The coupon per annum for Notes linked to the common stock of U.S. Bancorp is expected to be between 8.50% to 10.50%. The coupon per annum for Notes linked to the common stock of Bank of America Corporation is expected to be between 7.80% to 9.80%. The coupon per annum for Notes linked to the common stock of JPMorgan Chase & Co. is expected to be between 7.60% to 9.60%. The coupon per annum for Notes linked to the common stock of Starbucks Corporation is expected to be between 7.50% to 9.50%. The coupon per annum for Notes linked to the common stock of IntercontinentalExchange, Inc. is expected to be between 7.00% to 9.00%. The coupon per annum for Notes linked to the common stock of Calpine Corporation is expected to be between 6.50% to 8.50%. The actual coupon per annum for each Note will be set on the trade date.
1st Installment through 12th Installment(2)	For Notes linked to the common stock of Broadcom Corporation: 0.8750%. For Notes linked to the common stock of Analog Devices, Inc.: 0.6875%. For Notes linked to the common stock of U.S. Bancorp: 0.7917%. For Notes linked to the common stock of Bank of America Corporation: 0.7333%. For Notes linked to the common stock of JPMorgan Chase & Co.: 0.7167%. For Notes linked to the common stock of Starbucks Corporation: 0.7083%. For Notes linked to the common stock of IntercontinentalExchange, Inc.: 0.6667%. For Notes linked to the common stock of Calpine Corporation: 0.6250%
Trigger Price	A percentage of the initial price of the underlying stock, as specified on the first page of this free writing prospectus

Payment at Maturity (per Note)	➢ If the final price of the underlying stock is not below the trigger price, at maturity we will pay you an amount in cash equal to your principal amount.(3)
➢ If the final price of the underlying stock is below the trigger price, at maturity we will deliver to you one share of the underlying stock for each Note you own.
The principal protection on your Notes is contingent. You may receive shares at maturity that will in all likelihood be worth less than your principal or may have no value at all.
Closing Price	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date.
Final Price	The closing price of the underlying stock on the final valuation date.
Determining Payment at Maturity for Each Offering of the Notes

You will receive at maturity one share of the underlying stock for each Note you own (subject to adjustments in the case of certain corporate events, as described in the accompanying YONCP product supplement and this free writing prospectus).(4)

♦	If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.

The principal protection on your Notes is contingent. If the final price of the underlying stock is below the trigger price, the shares you may receive at maturity will in all likelihood be worth less than your principal or may have no value at all.

(1)	In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
(2)	Based on an assumed coupon per annum of 10.50% for the Notes linked to the common stock of Broadcom Corporation, 8.25% for the Notes linked to the common stock of Analog Devices, Inc., 9.50% for the Notes linked to the common stock of U.S. Bancorp, 8.80% for the Notes linked to the common stock of Bank of America Corporation, 8.60% for the Notes linked to the common stock of JPMorgan Chase & Co., 8.50% for the Notes linked to the common stock of Starbucks Corporation, 8.00% for the Notes linked to the common stock of IntercontinentalExchange, Inc. and 7.50% for the Notes linked to the common stock of Calpine Corporation. Actual installment amounts will be set on the trade date.
(3)	Contingent protection is provided by UBS, and, therefore, is dependent on the ability of UBS to satisfy its obligations when due.
(4)	If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.

Investor Suitability

The Notes may be suitable for you if:

♦	You have a moderate to high risk tolerance.
♦	You are willing to receive shares of the underlying stock at maturity that will in all likelihood be worth less than your principal or may have no value at all; meaning you may lose some or all of your principal.
♦	You believe the market price of the underlying stock is not likely to appreciate by more than the sum of the coupons paid on the applicable Note.
♦	You believe the final price of the underlying stock is not likely to be below the trigger price.
♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the underlying stock.
♦	You are willing to accept the risk of fluctuations in the market price of the underlying stock.
♦	You are willing to invest in the Note based on the anticipated coupon range (the actual coupon rate per annum will be determined on the trade date).
♦	You are willing to hold the Notes to maturity, a term of 12 months, and accept that there may be little or no secondary market for the Notes.
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.
♦	You are not willing to receive shares of the underlying stock at maturity.
♦	You believe the market price of the underlying stock is likely to appreciate by more than the sum of the coupons paid on the applicable Note.
♦	You believe the final price of the underlying stock is likely to be below the trigger price.
♦	You are not willing to accept the risks of owning equities in general and the underlying stock in particular.
♦	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are unable or unwilling to hold the Notes to maturity, a term of 12 months.
♦	You seek an investment for which there will be an active secondary market.
♦	You are not willing or are unable to assume the credit risk associated with UBS, as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this free writing prospectus for risks related to an investment in the Notes.

Coupon Payment Dates

Coupon will be paid in arrears in twelve equal monthly installments on the coupon payment dates listed below:

October 13, 2010	April 13, 2011
November 15, 2010	May 13, 2011
December 12, 2010	June 13, 2011
January 13, 2011	July 13, 2011
February 14, 2011	August 15, 2011
March 14, 2011	September 14, 2011

Any payment on your Notes that would otherwise be due on a coupon payment date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Because the Notes have a term greater than one year, amounts treated as interest on the debt component would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes.

Put option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any underlying stock if you receive (or are deemed to receive if the cash equivalent is paid) the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stocks	Coupon per Annum (to be determined on trade date)	Interest on Debt Component per Annum	Put Option Component per Annum
Common stock of Broadcom Corporation	9.50% to 11.50%	• %	• %
Common stock of Analog Devices, Inc.	7.25% to 9.25%	• %	• %
Common stock of U.S. Bancorp	8.50% to 10.50%	• %	• %
Common stock of Bank of America Corporation	7.80% to 9.80%	• %	• %
Common stock of JPMorgan Chase & Co.	7.60% to 9.60%	• %	• %
Common stock of Starbucks Corporation	7.50% to 9.50%	• %	• %
Common stock of IntercontinentalExchange, Inc.	7.00% to 9.00%	• %	• %
Common stock of Calpine Corporation	6.50% to 8.50%	• %	• %

Upon sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Debt Portion and the Put Option on the basis of the fair market values thereof on the date of sale or exchange. Except to the extent such gain or loss is attributable to accrued and unpaid interest with respect to the Debt Portion, any gain or loss recognized with respect to the Debt Portion would be capital gain or loss (and such gain or loss would be long-term to the extent that you have held the Note for more than one year) and the amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument subject to special U.S. Treasury Regulations governing contingent debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes. It is also possible that pursuant to some other characterization, the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplement U.S. Tax Considerations” beginning on page PS-38 for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement and consult your tax advisor.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss of contingent protection — Your principal will be protected only if the final price of the underlying stock is not below the trigger price and the Notes are held to maturity. If the final price of the underlying stock is below the trigger price, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	The amount you receive on the Notes at maturity will exceed their stated principal amount only in limited circumstances — Even though you will be subject to the risk of a decline in the price of the underlying stock, you will generally not participate in any appreciation in the price of the underlying stock. Your return on the Notes at maturity will not exceed the coupon payable on the Notes except for the situation in which (i) the final price of the underlying stock is less than the trigger price (and, therefore, you receive shares instead of cash at maturity) and (ii) the market price of the underlying stock at maturity is greater than the initial price. Such an increase in price is not likely to occur.
♦	Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public; and as a result, you may suffer substantial losses.
♦	Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.
♦	Credit of UBS — The Notes are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any contingent protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Notes.
♦	Contingent protection of your initial investment applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you sell your Notes prior to maturity in the secondary market, you may have to sell them at a discount, and your initial investment will not be protected.
♦	Your contingent protection may terminate on the final valuation date — If the final price is greater than or equal to the trigger price, your initial investment in the Notes will be protected, subject to the creditworthiness of UBS. We refer to this feature as contingent protection. However, if the final price is less than the trigger price, at maturity you will (i) receive one share of the underlying stock instead of your cash principal for each Note that you own and (ii) be fully exposed to any depreciation in the price of the underlying stock. Under these circumstances, your initial investment will be reduced by 1% for every 1% that the price of the underlying stock on the maturity date is less than the initial price.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on secondary market prices — Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on market price of underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.

♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that may be inconsistent with the investment view implicit in each of the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Antidilution adjustments — Although the calculation agent will adjust the amount payable at maturity by adjusting the trigger price and the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the trigger price and the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.
♦	In some circumstances, the payment you receive on the Notes may be based on the common stock of another company and not the underlying stock — Following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-25 of the YONCP product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash equal to your principal amount unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events).
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Coupon per annum**:	9.00% (or $0.3750 per monthly period)
Initial price of the underlying stock:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	1.00%
*	Actual coupon per annum and terms for each Note to be set on the trade date. Amounts here have been rounded for ease of analysis.
**	Coupon payment will be paid in arrears in twelve equal monthly installments during the term of the Notes on an unadjusted basis.
***	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes.

Scenario #1: The final price of the underlying stock is not below the trigger price of $37.50.

Since the final price of the underlying stock is not below the trigger price of $37.50, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) over the term of the Notes is less than 9.00%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the underlying stock):

Payment at Maturity:	$50.00
Coupons:	$4.50	($0.3750 × 12 = $4.50)
Total:	$54.50
Total Return on the Notes:	9.00%

In this example, the total return on the Notes is 9.00% while the total return on the underlying stock is 1.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	$4.50	($0.3750 × 12 = $4.50)
Total:	$54.50
Total Return on the Notes:	9.00%

In this example, the total return on the Notes is 9.00% while the total return on the underlying stock is 31.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $42.50 (a decline of 15%):

Payment at Maturity:	$50.00
Coupons:	$4.50	($0.3750 × 12 = $4.50)
Total:	$54.50
Total Return on the Notes:	9.00%

In this example, the total return on the Notes is 9.00% while the total return on the underlying stock is a loss of 14.00% (including dividends).

Scenario #2: The final price of the underlying stock is below the trigger price of $37.50.

Since the final price of the underlying stock is below the trigger price of $37.50, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $22.50 (a decline of 55%):

Value of share received:	$22.50
Coupons:	$4.50	($0.3750 × 12 = $4.50)
Total:	$27.00
Total Return on the Notes:	-46.00%

In this example, the total return on the Notes is a loss of 46.00% while the total return on the underlying stock is a loss of 54.00% (including dividends).

If the closing price of the underlying stock on the maturity date is $35.00 (a decline of 30%):

Value of share received:	$35.00
Coupons:	$4.50	($0.3750 × 12 = $4.50)
Total:	$39.50
Total Return on the Notes:	-21.00%

In this example, the total return on the Notes is a loss of 21.00% while the total return on the underlying stock is a loss of 29.00% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	12 months
Coupon per annum**:	9.00% (or $0.3750 per monthly period)
Initial price:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	1.00%
*	Actual coupon per annum and terms for each Note to be set on the trade date. Amounts here have been rounded for ease of analysis.
**	Coupon payment will be paid in arrears in twelve equal monthly installments during the term of the Notes on an unadjusted basis.
***	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes.

Underlying Stock			The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Trigger Price(1)		The Hypothetical Final Price is Less Than the Hypothetical Trigger Price(2)
Hypothetical Final Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Total Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Total Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(7)(9)
$75.00	50.00%	51.00%	$54.50	9.00%	n/a	n/a
$72.50	45.00%	46.00%	$54.50	9.00%	n/a	n/a
$70.00	40.00%	41.00%	$54.50	9.00%	n/a	n/a
$67.50	35.00%	36.00%	$54.50	9.00%	n/a	n/a
$65.00	30.00%	31.00%	$54.50	9.00%	n/a	n/a
$62.50	25.00%	26.00%	$54.50	9.00%	n/a	n/a
$60.00	20.00%	21.00%	$54.50	9.00%	n/a	n/a
$57.50	15.00%	16.00%	$54.50	9.00%	n/a	n/a
$55.00	10.00%	11.00%	$54.50	9.00%	n/a	n/a
$52.50	5.00%	6.00%	$54.50	9.00%	n/a	n/a
$50.00	0.00%	1.00%	$54.50	9.00%	n/a	n/a
$47.50	-5.00%	-4.00%	$54.50	9.00%	n/a	n/a
$45.00	-10.00%	-9.00%	$54.50	9.00%	n/a	n/a
$42.50	-15.00%	-14.00%	$54.50	9.00%	n/a	n/a
$40.00	-20.00%	-19.00%	$54.50	9.00%	n/a	n/a
$37.50	-25.00%	-24.00%	$54.50	9.00%	n/a	n/a
$35.00	-30.00%	-29.00%	n/a	n/a	$39.50	-21.00%
$32.50	-35.00%	-34.00%	n/a	n/a	$37.00	-26.00%
$30.00	-40.00%	-39.00%	n/a	n/a	$34.50	-31.00%
$27.50	-45.00%	-44.00%	n/a	n/a	$32.00	-36.00%
$25.00	-50.00%	-49.00%	n/a	n/a	$29.50	-41.00%
$22.50	-55.00%	-54.00%	n/a	n/a	$27.00	-46.00%
(1)	A trigger event does not occur if the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price.
(2)	A trigger event occurs if the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price.
(3)	If the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price, this number represents the Final Price. If the hypothetical Final Price of the underlying stock is below the hypothetical Trigger Price, this number represents the Final Price as of the Final Valuation Date and the Closing Price as of the Maturity Date.
(4)	The hypothetical Stock Price return range is provided for illustrative purposes only. The actual Stock Price return may be below -55% and you therefore may lose up to 100% of your principal amount.
(5)	The total return on the underlying stock at maturity includes a hypothetical 1.00% cash dividend payment.
(6)	Payment consists of the principal amount plus coupon payments of 9.00% per annum.
(7)	The total return on the Notes at maturity includes coupon payments of 9.00% per annum.
(8)	Payment consists of one share of the underlying stock plus coupon payments of 9.00% per annum.
(9)	If the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price, the total return at maturity will only be positive in the event that the market price of the underlying stock on the Maturity Date is substantially greater than the hypothetical Final Price of such underlying stock. Such an increase in price is not likely to occur.

Information about the Underlying Stocks

All disclosures contained in this free writing prospectus regarding each underlying stock are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any underlying stock contained in this free writing prospectus. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009, and the first and second calendar quarters of 2010, where available. Partial data is provided for the third calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Broadcom Corporation

According to publically available information, Broadcom Corporation (“Broadcom”), incorporated in August 1991, is a provider of semiconductors for wired and wireless communications. Broadcom provides a portfolio of system-on-a-chip solutions to manufacturers of computing and networking equipment and broadband access products and mobile devices. Its product portfolio is divided into three segments, Broadband Communications, Mobile & Wireless and Enterprise & Networking. Broadcom’s Broadband Communications segment offers manufacturers a range of broadband communications and consumer electronics system-on-a-chip solutions that enable voice, video, data and multimedia services over wired and wireless networks. Its Mobile & Wireless segment offers products supporting a range of solutions for the hand, portable devices that enable end-to-end wireless connectivity at home, at work and on-the-go. The Enterprise & Networking segment designs and develops complete silicon and software solutions for service provider, data center, enterprise and small-to-medium business networks. In December 2009, the Broadcom acquired Dune Networks, which is engaged in the designing of switch fabric solutions for data center networking equipment. Information filed by Broadcom with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-23993, or its CIK Code: 0001054374. Broadcom’s website is http://www.broadcom.com. Broadcom’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “BRCM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Broadcom’s common stock, based on daily closing prices on the primary exchange for Broadcom as reported by Bloomberg. Broadcom’s closing price on September 2, 2010 was $32.71. The actual initial price will be the closing price of Broadcom’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$48.84	$32.37	$43.16
4/3/2006	6/30/2006	$46.64	$29.33	$30.05
7/3/2006	9/29/2006	$30.84	$22.02	$30.34
10/2/2006	12/29/2006	$37.00	$26.99	$32.31
1/3/2007	3/30/2007	$36.42	$29.46	$32.07
4/2/2007	6/29/2007	$34.81	$29.25	$29.25
7/2/2007	9/28/2007	$36.92	$29.58	$36.44
10/1/2007	12/31/2007	$42.40	$25.96	$26.14
1/2/2008	3/31/2008	$26.59	$16.45	$19.27
4/1/2008	6/30/2008	$28.75	$19.77	$27.29
7/1/2008	9/30/2008	$29.75	$17.19	$18.63
10/1/2008	12/31/2008	$18.90	$13.64	$16.97
1/2/2009	3/31/2009	$21.49	$15.35	$19.98
4/1/2009	6/30/2009	$27.52	$20.52	$24.79
7/1/2009	9/30/2009	$30.77	$23.35	$30.69
10/1/2009	12/31/2009	$32.19	$25.99	$31.45
1/4/2010	3/31/2010	$34.17	$26.72	$33.18
4/1/2010	6/30/2010	$36.19	$31.74	$32.97
7/1/2010*	9/2/2010*	$38.21	$29.97	$32.71
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 2, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of Broadcom’s common stock from January 29, 1999 through September 2, 2010, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $26.17, which is equal to 80% of the closing price on September 2, 2010. The actual trigger price will be based on the closing price of Broadcom’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Analog Devices, Inc.

According to publically available information, Analog Devices, Inc. (“Analog Devices”) designs, manufactures and markets analog, mixed-signal and digital signal processing integrated circuits used in industrial, communication, computer and consumer applications. Analog Devices’ signal processing products translate light, sound, temperature, motion and pressure into electrical signals to be used in a range of electronic equipment. Its integrated circuits are designed to address a range of signal processing applications. Analog Devices’ products include Analog Signal Processing Products and Digital Signal Processing Products. The Analog Signal Processing Products support a minimum of 10-bits of accuracy and a minimum of 50 megahertz of speed. Analog Devices’ Digital Signal Processing Products are optimized for high-speed numeric calculations, which are essential for real-time processing of digital data generated from analog to digital signal conversion. As of October 31, 2009, Analog Devices had approximately 60,000 customers worldwide. Information filed by Analog Devices with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-07819, or its CIK Code: 0000006281. Analog Devices’ website is http://www.analog.com. Analog Devices common stock is listed on the New York Stock Exchange under the ticker symbol “ADI.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Analog Devices’ common stock, based on daily closing prices on the primary exchange for Analog Devices, as reported by Bloomberg. Analog Devices’ closing price on September 2, 2010 was $29.19. The actual initial price will be the closing price of Analog Devices’ common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$40.91	$36.70	$38.29
4/3/2006	6/30/2006	$39.23	$31.26	$32.14
7/3/2006	9/29/2006	$32.50	$26.73	$29.39
10/2/2006	12/29/2006	$33.81	$29.14	$32.87
1/3/2007	3/30/2007	$36.95	$32.37	$34.49
4/2/2007	6/29/2007	$40.56	$34.36	$37.64
7/2/2007	9/28/2007	$39.82	$35.17	$36.16
10/1/2007	12/31/2007	$36.94	$30.36	$31.70
1/2/2008	3/31/2008	$30.37	$26.46	$29.52
4/1/2008	6/30/2008	$36.03	$29.85	$31.77
7/1/2008	9/30/2008	$32.86	$25.26	$26.35
10/1/2008	12/31/2008	$26.17	$16.10	$19.02
1/2/2009	3/31/2009	$22.38	$17.93	$19.27
4/1/2009	6/30/2009	$25.74	$19.00	$24.78
7/1/2009	9/30/2009	$29.40	$23.46	$27.58
10/1/2009	12/31/2009	$31.76	$25.63	$31.58
1/4/2010	3/31/2010	$31.67	$26.50	$28.82
4/1/2010	6/30/2010	$31.35	$27.60	$27.86
7/1/2010	9/2/2010*	$31.20	$27.87	$29.19

As of the date of this free writing prospectus, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 2, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of Analog Devices’ common stock from January 29, 1999 through September 2, 2010, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $23.35, which is equal to 80% of the closing price on September 2, 2010. The actual trigger price will be based on the closing price of Analog Devices’ common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

U.S. Bancorp

According to publically available information, U.S. Bancorp (“U.S. Bancorp”) is a multi-state financial services holding company. U.S. Bancorp provides financial services, including lending and depository services, cash management, foreign exchange and trust and investment management services. It also engages in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing. Commercial and consumer lending services are principally offered to customers within U.S. Bancorp’s domestic markets, to domestic customers with foreign operations and within certain niche national venues. U.S. Bancorp’s banking subsidiaries are engaged in the general banking business, principally in domestic markets. The subsidiaries provide a range of products and services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. U.S. Bancorp’s non-banking subsidiaries primarily offer investment and insurance products to U.S. Bancorp’s customers principally within its markets, and mutual fund processing services to a broad range of mutual funds. In January 2010, U.S. Bancorp acquired certain branch locations of BB&T Corp.'s Nevada banking operations. Information filed by U.S. Bancorp with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06880, or its CIK Code: 0000036104. U.S. Bancorp’s website is http://www.usbank.com. U.S. Bancorp’s common stock is listed on the New York Stock Exchange under the ticker symbol “USB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for U.S. Bancorp’s common stock, based on daily closing prices on the primary exchange for U.S. Bancorp, as reported by Bloomberg. U.S. Bancorp’s closing price on September 2, 2010 was $22.12. The actual initial price will be the closing price of U.S. Bancorp’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$31.19	$29.03	$30.50
4/3/2006	6/30/2006	$31.82	$30.33	$30.88
7/3/2006	9/29/2006	$33.30	$30.71	$33.22
10/2/2006	12/29/2006	$36.69	$33.08	$36.19
1/3/2007	3/30/2007	$36.68	$34.77	$34.97
4/2/2007	6/29/2007	$35.03	$32.95	$32.95
7/2/2007	9/28/2007	$33.98	$29.26	$32.53
10/1/2007	12/31/2007	$33.71	$30.49	$31.74
1/2/2008	3/31/2008	$34.81	$28.39	$32.36
4/1/2008	6/30/2008	$34.93	$27.89	$27.89
7/1/2008	9/30/2008	$37.99	$22.70	$36.02
10/1/2008	12/31/2008	$36.68	$22.12	$25.01
1/2/2009	3/31/2009	$25.25	$ 8.82	$14.61
4/1/2009	6/30/2009	$21.29	$14.36	$17.92
7/1/2009	9/30/2009	$23.25	$16.59	$21.86
10/1/2009	12/31/2009	$25.35	$21.11	$22.51
1/4/2010	3/31/2010	$26.25	$22.88	$25.88
4/1/2010	6/30/2010	$28.26	$22.35	$22.35
7/1/2010*	9/2/2010*	$24.51	$20.71	$22.12
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 2, 2010. Accordingly, the ``Quarterly High,” ``Quarterly Low” and ``Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of U.S. Bancorp’s common stock from January 29, 1999 through September 2, 2010, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $17.70, which is equal to 80% of the closing price on September 2, 2010. The actual trigger price will be based on the closing price of U.S. Bancorp’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Bank of America Corporation

According to publicly available information, Bank of America Corporation (“Bank of America”) is a bank holding company and a financial holding company. Through Bank of America’s banking subsidiaries and various nonbanking subsidiaries throughout the United States and in selected international markets, it provides a range of banking and nonbanking financial services and products through six business segments: Deposits, Global Card Services, Home Loans & Insurance, Global Banking, Global Markets, Global Wealth & Investment Management, with the remaining operations recorded in All Other. The Deposits segment includes the results of consumer deposit activities, which consist of a range of products provided to consumers and small businesses. The Global Card Services segment provides products, including United States consumer and business cards, consumer lending, international cards and debit cards to consumers and small businesses. The Home Loans & Insurance segment generates revenue by providing a line of consumer real estate products and services to customers nationwide. The Global Banking segment provides a range of lending-related products and services, integrated working capital management, treasury solutions and investment banking services to clients worldwide. The Global Markets segment provides financial products, advisory services, financing, securities clearing, settlement and custody services globally to its institutional investor clients. The Global Wealth & Investment Management segment provides customized banking, investment and brokerage services. Bank of America serves approximately 59 million consumer and small business relationships with approximately 6,000 banking centers, more than 18,000 automated teller machines, nationwide call centers and online and mobile banking platforms. On January 1, 2009, Bank of America completed its acquisition of Merrill Lynch. Information filed by Bank of America with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. Bank of America’s website is http://www.bankofamerica.com. Bank of America’s common stock is listed on the New York Stock Exchange under the ticker symbol “BAC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Bank of America’s common stock, based on daily closing prices on the primary exchange for Bank of America, as reported by Bloomberg. Bank of America’s closing price on September 2, 2010 was $13.28. The actual initial price will be the closing price of Bank of America’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$47.08	$43.09	$45.54
4/3/2006	6/30/2006	$50.47	$45.48	$48.10
7/3/2006	9/29/2006	$53.57	$47.98	$53.57
10/2/2006	12/29/2006	$54.90	$51.66	$53.39
1/3/2007	3/30/2007	$54.05	$49.46	$51.02
4/2/2007	6/29/2007	$51.82	$48.80	$48.89
7/2/2007	9/28/2007	$51.87	$47.00	$50.27
10/1/2007	12/31/2007	$52.71	$41.10	$41.26
1/2/2008	3/31/2008	$45.03	$35.31	$37.91
4/1/2008	6/30/2008	$40.86	$23.87	$23.87
7/1/2008	9/30/2008	$37.48	$18.52	$35.00
10/1/2008	12/31/2008	$38.13	$11.25	$14.08
1/2/2009	3/31/2009	$14.33	$ 3.14	$ 6.82
4/1/2009	6/30/2009	$14.17	$ 7.05	$13.20
7/1/2009	9/30/2009	$17.98	$11.84	$16.92
10/1/2009	12/31/2009	$18.59	$14.58	$15.06
1/4/2010	3/31/2010	$18.04	$14.45	$17.85
4/1/2010	6/30/2010	$19.48	$14.37	$14.37
7/1/2010*	9/2/2010*	$15.67	$12.32	$13.28
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 2, 2010. Accordingly, the ``Quarterly High,” ``Quarterly Low” and ``Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of Bank of America’s common stock from January 29, 1999 through September 2, 2010, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $9.30, which is equal to 70% of the closing price on September 2, 2010. The actual trigger price will be based on the closing price of Bank of America’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. (“JPMorgan”) is a financial holding company. JPMorgan’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with United States branches in 23 states, and Chase Bank USA, National Association, a national banking association that is the Firm’s credit card–issuing bank. JPMorgan’s principal non-bank subsidiary is J.P. Morgan Securities Inc., its United States investment banking firm. Its activities are organized into six business segments: Investment Bank, Retail Financial Services, Card Services, Commercial Banking, Treasury & Securities Services and Asset Management. Its wholesale businesses comprise the Investment Bank, Commercial Banking, Treasury & Securities Services and Asset Management segments. Its consumer businesses comprise the Retail Financial Services and Card Services segments. Information filed by JPMorgan with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-5805, or its CIK Code: 0001325347. JPMorgan’s website is http://www.jpmorganchase.com. JPMorgan’s common stock is listed on the New York Stock Exchange under the ticker symbol “JPM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for JPMorgan’s common stock, based on daily closing prices on the primary exchange for JPMorgan, as reported by Bloomberg. JPMorgan’s closing price on September 2, 2010 was $38.16. The actual initial price will be the closing price of JPMorgan’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$42.11	$38.05	$41.64
4/3/2006	6/30/2006	$46.65	$39.95	$42.00
7/3/2006	9/29/2006	$47.22	$40.71	$46.96
10/2/2006	12/29/2006	$48.95	$46.01	$48.30
1/3/2007	3/30/2007	$51.65	$46.70	$48.38
4/2/2007	6/29/2007	$53.20	$48.24	$48.45
7/2/2007	9/28/2007	$50.05	$43.00	$45.82
10/1/2007	12/31/2007	$47.58	$40.46	$43.65
1/2/2008	3/31/2008	$48.25	$36.48	$42.95
4/1/2008	6/30/2008	$49.25	$34.31	$34.31
7/1/2008	9/30/2008	$48.24	$31.02	$46.70
10/1/2008	12/31/2008	$49.85	$22.72	$31.53
1/2/2009	3/31/2009	$31.35	$15.90	$26.58
4/1/2009	6/30/2009	$38.94	$27.25	$34.11
7/1/2009	9/30/2009	$46.47	$32.27	$43.82
10/1/2009	12/31/2009	$47.16	$40.27	$41.67
1/4/2010	3/31/2010	$45.02	$37.70	$44.75
4/1/2010	6/30/2010	$47.81	$36.61	$36.61
7/1/2010*	9/2/2010*	$41.64	$35.63	$38.16
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 2, 2010. Accordingly, the ``Quarterly High,” ``Quarterly Low” and ``Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of JPMorgan’s common stock from January 29, 1999 through September 2, 2010, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $28.62, which is equal to 75% of the closing price on September 2, 2010. The actual trigger price will be based on the closing price of JPMorgan’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock .

Starbucks Corporation

According to publicly available information, Starbucks Corporation (“Starbucks”) is the roaster and retailer of specialty coffee. It purchases and roasts whole bean coffees and sells them, along with fresh, rich-brewed coffees, Italian-style espresso beverages, cold blended beverages, a range of food items, a selection of premium teas and beverage-related accessories and equipment, through company-operated retail stores. Starbucks also sells coffee and tea products and licenses its trademark through other channels such as licensed retail stores and, through certain of its licensees and equity investees, Starbucks produces and sells a range of ready-to-drink beverages. Starbucks operates in three business segments: United States, International and Global Consumer Products Group. The US and International segments both include Starbucks-operated retail stores and certain components of specialty operations. Specialty operations within the US include licensed retail stores and other initiatives related to Starbucks’ business. International specialty operations consist of retail store licensing operations in 40 countries and foodservice accounts in Canada and the United Kingdom. The Consumer Products Group includes packaged coffee and tea and other branded products sold globally through channels, such as grocery stores, warehouse clubs and convenience stores and US foodservice accounts. Information filed by Starbucks with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. Starbucks’ website is http://www.starbucks.com. Starbucks’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “SBUX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Starbucks’ common stock, based on daily closing prices on the primary exchange for Starbucks, as reported by Bloomberg. Starbucks’ closing price on September 2, 2010 was $24.66. The actual initial price will be the closing price of Starbucks’ common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$37.64	$30.24	$37.64
4/3/2006	6/30/2006	$39.63	$34.93	$37.76
7/3/2006	9/29/2006	$38.02	$29.55	$34.05
10/2/2006	12/29/2006	$39.49	$33.62	$35.42
1/3/2007	3/30/2007	$36.29	$29.32	$31.36
4/2/2007	6/29/2007	$31.84	$25.51	$26.24
7/2/2007	9/28/2007	$28.25	$25.87	$26.20
10/1/2007	12/31/2007	$26.84	$20.03	$20.47
1/2/2008	3/31/2008	$20.45	$16.80	$17.50
4/1/2008	6/30/2008	$18.60	$15.66	$15.74
7/1/2008	9/30/2008	$16.93	$13.58	$14.87
10/1/2008	12/31/2008	$14.80	$ 7.17	$ 9.46
1/2/2009	3/31/2009	$12.39	$ 8.27	$11.11
4/1/2009	6/30/2009	$15.30	$11.17	$13.89
7/1/2009	9/30/2009	$20.76	$12.97	$20.65
10/1/2009	12/31/2009	$23.80	$18.75	$23.06
1/4/2010	3/31/2010	$25.56	$21.70	$24.27
4/1/2010	6/30/2010	$28.12	$24.24	$24.30
7/1/2010*	9/2/2010*	$26.13	$22.86	$24.66
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 2, 2010. Accordingly, the ``Quarterly High,” ``Quarterly Low” and ``Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of Starbucks’ common stock from January 29, 1999 through September 2, 2010, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $18.50, which is equal to 75% of the closing price on September 2, 2010. The actual trigger price will be based on the closing price of Starbucks’ common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

IntercontinentalExchange, Inc.

According to publically available information, IntercontinentalExchange, Inc. (“ICE”) is an operator of regulated futures exchanges and over-the-counter markets and derivatives clearing houses. ICE operates electronic futures and over-the-counter marketplaces for trading an array of energy and agricultural commodities, credit default swaps, currencies and equity index products. It offers an integrated electronic trading platform for side-by-side trading of products in both futures and over-the-counter markets, together with clearing, post-trade and market data services. Through its electronic marketplace, ICE brings together buyers and sellers of derivative and physical commodities and financial contracts, and offers a variety of services to support its participants’ risk management needs. ICE has three segments: Futures segment, Global Over-the-Counter segment and Market Data segment. The Futures segment operates three regulated futures exchanges in the United States, the United Kingdom and Canada. The Global Over-the-Counter segment operates global OTC markets through its electronic platform and through brokered markets for energy and credit default swaps. The Market Data segment offers a variety of services for both futures and OTC markets through its market data subsidiary, ICE Data. In July 2010, ICE acquired Climate Exchange plc. Information filed by ICE with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32671, or its CIK Code: 0001174746. ICE’s website is http://www.theice.com. ICE’s common stock is listed on the New York Stock Exchange under the ticker symbol “ICE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for ICE’s common stock, based on daily closing prices on the primary exchange for ICE, as reported by Bloomberg. ICE’s closing price on September 2, 2010 was $100.65. The actual initial price will be the closing price of ICE’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$ 71.32	$ 36.90	$ 69.05
4/3/2006	6/30/2006	$ 79.17	$ 46.00	$ 57.94
7/3/2006	9/29/2006	$ 76.88	$ 52.81	$ 75.07
10/2/2006	12/29/2006	$113.21	$ 74.45	$107.90
1/3/2007	3/30/2007	$163.86	$115.72	$122.21
4/2/2007	6/29/2007	$158.55	$123.02	$147.85
7/2/2007	9/28/2007	$169.98	$126.50	$151.90
10/1/2007	12/31/2007	$194.50	$153.56	$192.50
1/2/2008	3/31/2008	$185.50	$115.90	$130.50
4/1/2008	6/30/2008	$165.15	$114.00	$114.00
7/1/2008	9/30/2008	$115.25	$ 64.88	$ 80.68
10/1/2008	12/31/2008	$ 92.54	$ 50.69	$ 82.44
1/2/2009	3/31/2009	$ 84.57	$ 50.92	$ 74.47
4/1/2009	6/30/2009	$119.74	$ 73.65	$114.24
7/1/2009	9/30/2009	$111.72	$ 84.70	$ 97.19
10/1/2009	12/31/2009	$113.33	$ 91.32	$112.30
1/4/2010	3/31/2010	$112.87	$ 95.31	$112.18
4/1/2010	6/30/2010	$126.94	$106.17	$113.03
7/1/2010*	9/2/2010*	$112.63	$ 93.92	$100.65
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 2, 2010. Accordingly, the ``Quarterly High,” ``Quarterly Low” and ``Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of ICE’s common stock from November 16, 2005 through September 2, 2010, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $75.49, which is equal to 75% of the closing price on September 2, 2010. The actual trigger price will be based on the closing price of ICE’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Calpine Corporation

According to publically available information, Calpine Corporation (“Calpine”) is a wholesale power company in the United States. Calpine owns and operates natural gas-fired and geothermal power plants in North America and has a presence in power markets in the United States, including California, Texas, the Pennsylvania-New Jersey-Maryland Interconnection (PJM), New England (NE) and New York ISO (NYISO) markets. Calpine operations consist of 77 operating power plants, including partnership interests, located throughout 16 states and Canada, with an aggregate generation capacity of approximately 24,802 megawatt. Its portfolio consists of two types of power generation technologies: natural gas-fired combustion turbines, which are combined-cycle plants, and renewable geothermal conventional steam turbines. Calpine is the owner and operator of industrial gas turbines, as well as cogeneration power plants. Calpine sells wholesale power, steam, capacity, renewable energy credits and ancillary services to its customers, including utilities, independent electric system operators, industrial and agricultural companies, retail power providers, municipalities and power marketers. Information filed by Calpine with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12079, or its CIK Code: 0000916457. Calpine’s website is http://www.calpine.com. Calpine’s common stock is listed on the New York Stock Exchange under the ticker symbol “CPN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Calpine’s common stock, based on daily closing prices on the primary exchange for Calpine, as reported by Bloomberg. Calpine’s closing price on September 2, 2010 was $12.95. The actual initial price will be the closing price of Calpine’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$19.11	$15.40	$18.42
4/1/2008	6/30/2008	$23.00	$18.06	$22.56
7/1/2008	9/30/2008	$22.60	$12.53	$13.00
10/1/2008	12/31/2008	$12.99	$ 6.52	$ 7.28
1/2/2009	3/31/2009	$ 9.06	$ 4.78	$ 6.81
4/1/2009	6/30/2009	$14.68	$ 7.12	$11.15
7/1/2009	9/30/2009	$13.64	$10.20	$11.52
10/1/2009	12/31/2009	$12.08	$10.31	$11.00
1/4/2010	3/31/2010	$12.18	$10.80	$11.89
4/1/2010	6/30/2010	$14.02	$11.74	$12.72
7/1/2010*	9/2/2010*	$13.95	$12.32	$12.95
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 2, 2010. Accordingly, the ``Quarterly High,” ``Quarterly Low” and ``Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of Calpine’s common stock from January 16, 2008 through September 2, 2010, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $10.36, which is equal to 80% of the closing price on September 2, 2010. The actual trigger price will be based on the closing price of Calpine’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.